UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BioMed Realty Trust, Inc.
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BioMed Realty Trust, Inc.

2014 Annual Meeting of Stockholders to be held on May 28, 2014

Supplemental Information Regarding Proposal 3: Non-Binding Vote on Executive Compensation

Dear Fellow Stockholders:

At the 2014 Annual Meeting of Stockholders to be held on May 28, 2014, BioMed Realty Trust, Inc.’s stockholders will cast a non-binding advisory vote to approve the compensation of our named executive officers (the “say-on-pay” proposal). This Proposal 3 is described on page 23 of our 2014 proxy statement, with more detail provided in our Compensation Discussion and Analysis, which begins on page 28. This Supplemental Information is being provided to give you additional information about Proposal 3 as you consider your vote. Our Board of Directors has recommended that you vote FOR Proposal 3.

At our 2013 annual meeting of stockholders, holders of approximately 64% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation program. This result was a significant change from the 98% favorable vote received in 2012. In response to the vote at our 2013 annual meeting of stockholders and as discussed in detail on pages 28-29 and 40-42 of our proxy statement, we engaged in a broad investor outreach program to hear directly from our largest stockholders their views on our approach to executive compensation. From our discussions, we learned that our stockholders generally approve of the overall structure and pay for performance alignment of our program. To this end, our approach has not changed substantially since 2012. We did learn, however, that stockholders sought more transparency around the performance measures and goal-setting in our annual bonus plan. In response to this feedback, our proxy statement includes a comprehensive explanation about why each of the performance measures was chosen and how we determined the rigor of the goals for 2013. It also outlines adjustments to the goals for 2014, which are in direct response to what we heard.

Notwithstanding the disclosure of our significant outreach and interactive stockholder engagement efforts as well as our response to the feedback we received, ISS recently recommended that its clients vote “AGAINST” our 2014 say-on-pay proposal. ISS made this recommendation in light of what it describes as a “pay for performance misalignment,” which represents an incongruity with ISS’ support for substantially the same plan in 2012. It is also inconsistent with the positive pay for performance themes we heard from investors, as well as Glass Lewis – another proxy advisory firm – who recently recommended “FOR” our 2014 say-on-pay proposal. Glass Lewis (who also recommended “FOR” our say-on-pay proposal in 2013 and 2012) notes that we use “objective and transparent formulas under [our] incentive plans, which effectively track the short- and long-term performance of the Company” and “the Company does not maintain questionable employment and severance agreements with its NEOs, and does not provide NEOs with what [Glass Lewis] find[s] to be egregious benefits or payments.” Furthermore, Glass Lewis stated that our “board and the compensation committee have adopted a range of best market practices that minimize risky behavior among executives.”

After careful review of ISS’ rationale for its recommendation, we believe ISS’ analysis does not take into account our strong pay for performance compensation program, the additional detailed explanations that we provided at the specific request of our stockholders, and our best practices in the area of executive compensation in several areas:

•	Pay for Performance. ISS asserts that “CEO pay continues to increase despite relative TSR underperformance,” indicating “this concern is sustained this year.” ISS’ analysis is inherently flawed and fails to properly account for our CEO’s total realized compensation, which we believe is the appropriate measure of the link between pay and total stockholder return (TSR) performance (especially when equity awards account for over two-thirds of our CEO’s target total direct compensation, and half of those equity awards are in the form of performance units (as illustrated on page 34 of our proxy statement), the vesting of which is entirely based on our company’s relative TSR). When taking into consideration total realized compensation, as discussed in detail on page 34 of our proxy statement, while the company’s TSR decreased 1.6% over 2013 and was approximately in line with our peer group’s TSR decline of 1.4% over the same period, our CEO’s total 2013 realized compensation decreased 7.3% year-over-year and total 2013 realized compensation for our other executive officers decreased 11.6% year-over-year, all despite our company’s strong operating and financial performance described in detail on pages 29-31 and 40-44 of our proxy statement. This demonstrates our program’s true alignment of executive pay and company performance, and that strong operating performance by itself does not translate to higher executive pay, if not accompanied by a strong TSR. Our track record is further demonstrated over multi-year periods, as illustrated by the charts and discussions included in the “Pay for Performance Alignment” and “CEO Realizable Pay for Performance” sections starting on page 32 of our proxy statement.

•	Rigor of Performance Measures. ISS’ report indicates a concern that “short-term awards have regularly paid out above target despite mixed performance” over the three-year period of 2011, 2012 and 2013. ISS’ cursory conclusion of “mixed performance” fails to acknowledge our financial and operational successes over this period (which are discussed in detail for 2013 starting on page 29 of our proxy statement) and the detailed rationales for the target levels chosen by the Compensation Committee (starting on page 40 of our proxy statement). In fact, the ISS report provides no reasoned analysis as to why it views any threshold, target or maximum level of any metric we have chosen as specifically not rigorous. In addition, the ISS report fails to note these key aspects of our performance measures:

•	Interplay of Performance Measures. ISS’ analysis does not address the interplay of our performance measures, which were carefully selected and designed by the Compensation Committee to incentivize the appropriate balance among numerous goals that are intended to further align our executives’ compensation with our company’s continued long-term success: delivering financial results, prudently managing our capital structure and executing on external and internal disciplined growth. ISS’ analysis also fails to appreciate the inherent challenges of meeting or exceeding each of these carefully balanced measures – for example, maintaining one of the strongest, lowest leverage balance sheets in our peer group (which we and our investors consider one of our strengths) makes it more difficult for our company to “leverage up” to enhance bottom-line returns on such measures as CFFO, or core funds from operations (excluding acquisition-related expenses), per diluted share.

•	CFFO per Diluted Share. The 2013 target level for CFFO per diluted share represented the target level publicly disclosed in our guidance to the investment community at the beginning of 2013. As discussed on pages 40-41 of our proxy statement, the Compensation Committee engaged its independent compensation consultant, Pearl Meyer & Partners, LLC, to analyze the historical performance of our company and its peers, using the performance metrics from our annual bonus program. Pearl Meyer & Partners determined that we had a less than 50% chance of meeting the implied target CFFO growth goal of 5.3%, and less than a 15% chance of meeting maximum growth goal of 13% based on our historical performance, which we believe clearly demonstrates the rigor of this metric. ISS takes only passing notice of this analysis, without attempting any explanation as to why it views this metric’s target and maximum levels as not rigorous.

•	Leasing Targets. Our gross leasing target for 2013 represented the target level publicly disclosed in our guidance to the investment community at the end of 2012, and was a 25% increase over the gross leasing target for 2012. Our strong past leasing performance has made incremental leasing activity significantly more challenging as we continue to pursue a quality tenant base and best-in-class properties in strong life sciences geographic sub-markets. As detailed on page 41 of our proxy statement, our past leasing success drove occupancy in our same property portfolio to 92.1% at year-end 2012 (which was approximately the time that we publicly issued our leasing guidance for 2013). The ISS report fails to recognize that leasing targets become increasingly more difficult to attain as a result of positive net absorption and the increase in our company’s portfolio occupancy as a result of our historical leasing success.

•	New Investments. ISS ignores our highly disciplined approach to acquisitions and the increasingly competitive space in which we compete for acquisitions. The Compensation Committee believes our acquisition targets are appropriate, given management’s focus on negotiating high quality acquisitions with attractive potential returns, while at the same time delivering on financial and operational goals. Additionally, by not setting a high “threshold” performance goal, the Compensation Committee is creating a balanced framework that ensures that management is not incentivized to take inappropriate risks to pursue subpar acquisitions in order to satisfy inappropriately high volume performance metrics. Notwithstanding the foregoing, in response to stockholders’ feedback received in mid-2013, the Compensation Committee adjusted the 2014 threshold, target and maximum goals for new investments upwards to $400 million, $600 million and $800 million, respectively.

•	Leverage Ratio. Rounding out our annual performance measures, our leverage ratio metric is a key component of the company’s financial strategy to maintain prudent levels of liquidity and leverage over time. Our actual leverage ratio has been among the lowest in our peer group for each of the past five years, meaning that our target leverage required us to operate at lower leverage ratios than the large majority of our similarly situated peers, while at the same time delivering financial results that could not benefit from the “enhanced” returns that peers may be able to generate through higher leverage.

•	Performance Units. ISS’ report also indicates that target vesting of performance units based on relative TSR at the 50th percentile of our peer group may not be viewed as “rigorous in terms of incentivizing strong company performance.” As we have stated before, we believe this viewpoint is clearly misplaced and that the plan design is consistent with market practices, based on extensive market analysis conducted by Pearl Meyer & Partners at the request of the Compensation Committee. Further, ISS fails to recognize that the performance units granted to our executive officers in January 2012 based on the one-year performance period during 2012 were forfeited in their entirety despite strong operational results, as threshold performance was not met for any payout, and that performance units granted in January 2012 based on the two-year performance period during 2012 and 2013 vested only at 30% of target, with the remaining performance units forfeited (these shorter performance periods were utilized only for the phase-in of this program, which now includes three-year performance periods for all future grants of performance units). These forfeitures illustrate that the plan is functioning as intended and reinforces the true pay-for-performance nature of our compensation program.

•	Peer Group. The peer group ISS utilized is not right-sized and does not take into account crucial qualitative criteria.

•	As described in detail on pages 37-38 of our proxy statement, we balance qualitative considerations with achieving a “right-sized” and balanced peer group, where we fell at the 63rd percentile in total assets at year-end.

•	By comparison with the ISS-selected peer group, we were at the 71st percentile in total assets at year-end and were 45% larger than ISS’ peer group median.

•	In addition, the ISS peer group continues to include a REIT which is externally managed by a third party, and executive officers of this REIT are not provided with salaries, bonuses or other compensatory benefits, the effect of which is to grossly underestimate the appropriate allocation of executive compensation for this peer and provides no meaningful comparison to our executives’ compensation.

•	The ISS peer group does not accurately reflect companies with which we compete in our business or for executive talent, and includes real estate companies focused in traditional office space and hotels, among other unrelated real estate product types. The rationale utilized by the Compensation Committee in determining our peer group, based on the members’ extensive understanding of our industry and our company and recommendations of Pearl Meyer & Partners, is discussed in detail beginning on page 37 of our proxy statement.

Finally, we note that ISS’ concern levels were all categorized as “Low” with respect to the qualitative factors of our program such as non-performance based pay elements, peer group benchmarking, severance/change-in-control arrangements and compensation committee communication/responsiveness.

We urge you to review the information offered in our 2014 proxy statement and consider the additional points in our analysis above, and vote FOR Proposal 3.

We also welcome the opportunity to speak with you. Please contact Jon Klassen, Corporate Secretary, at (858) 207-5864 or jon.klassen@biomedrealty.com to discuss any of these points or our program generally.

Sincerely,

/s/ Richard I. Gilchrist

Richard I. Gilchrist

Chair, Compensation Committee